As filed with the Securities and Exchange Commission on September 7, 2007

Registration Statement No. 333-____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

SILVERADO GOLD MINES LTD.
(Exact name of registrant as specified in its charter)

BRITISH COLUMBIA, CANADA	98-0045034
(State or other jurisdiction of incorporation or	(I.R.S. Employer Identification No.)
organization)

1111 West Georgia Street, Suite 505
Vancouver, British Columbia, Canada	V6E 4M3
(Address of principal executive offices)	(Zip Code)

2007-1 Equity Compensation Plan
(Full title of the plan)

Garry L. Anselmo, President
1111 West Georgia Street, Suite 1820
Vancouver, British Columbia, Canada
(604) 689-1535

copies to:

Mark Y. Abdou
Richardson & Patel LLP
10900 Wilshire Boulevard, Suite 500
Los Angeles, California 90024
(310) 208-1182
(Name and address and telephone of agent for service)

CALCULATION OF REGISTRATION FEE
Title of Securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
Common Stock	25,000,000	$0.072	$1,800,000	$55.26

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended (the “Securities Act”), the price per share and aggregate offering price are based upon the average closing bid and ask prices of the Common Stock of the Registrant as listed on the OTC Bulletin Board on September 4, 2007.

(2) Pursuant to Rule 416 of the Securities Act, this registration statement shall also cover any additional shares of common stock that shall become issuable by reason of any stock dividend, stock split, recapitalization, or other similar transaction by the Registrant.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

                         Information required in Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act is not required to be filed with the Securities and Exchange Commission (the “Commission”) and is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the explanatory note to Part I of Form S-8 and Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation of Documents by Reference

                         The following documents are hereby incorporated by reference into this Registration Statement:

                         (a)      The description of the common stock of Silverado Gold Mines, Ltd. (the “Registrant”) contained in the Registrant’s Registration Statement on Form 10, filed with the Commission pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) under SEC File No. 0-12132 originally on May 11, 1984, including all amendments filed for the purpose of updating such common stock description.

                         (b)      The Annual Report on Form 10-KSB for the fiscal year ended November 30, 2006, filed by the Registrant with the Securities and Exchange Commission (the “Commission”) on March 15, 2007;

                         (c)      The Current Report on Form 8-K filed with the Commission on March 16, 2007;

                         (d)      The Quarterly Report on Form 10-QSB for the period ended February 28, 2007 filed with the Commission on April 18, 2007;

                         (e)      The Current Report on Form 8-K filed with the Commission on May 11, 2007;

                         (f)      The Current Report on Form 8-K filed with the Commission on May 25, 2007; (g) The Current Report on Form 8-K filed with the Commission on June 21, 2007;

                         (h)      The Quarterly Report on Form 10-QSB for the period ended May 31, 2007 filed with the Commission on July 16, 2007;

                         (i)      The Current Report on Form 8-K filed with the Commission on July 17, 2007;

                         (j)      The Current Report on Form 8-K filed with the Commission on August 7, 2007;

                         (k)      The Current Report on Form 8-K filed with the Commission on August 13, 2007;

                         (l)      The Current Report on Form 8-K filed with the Commission on August 29, 2007;

                         (m)      The Current Report on Form 8-K filed with the Commission on August 30, 2007;

                         (n)      The Current Report on Form 8-K filed with the Commission on August 30, 2007;

                         (o)      In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

                    Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.           Description of Securities

                         Not applicable. The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5.           Interests of Named Experts and Counsel

                         Richardson & Patel, LLP, has given an opinion on the validity of the securities being registered hereunder. Erick Richardson, principal in the law firm, is eligible to receive shares of the Registrant’s common stock registrable pursuant to this Registration Statement.

Item 6.           Indemnification of Directors and Officers

                         The officers and directors of the Registrant are indemnified as provided by the Business Corporations Act of British Columbia (the “BC Act”) and the Memorandum and Articles of the Registrant.

                         The BC Act provides that a company may indemnify a person who is a director or former director of the company, or as a director or former director of a corporation of which the company is or was a shareholder and the person’s heirs and personal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by the person, including an amount paid to settle an action or satisfy a judgment in a civil or criminal or administrative action or proceeding to which the person is made a party because of being or having been a director, including an action brought by the company or corporation, if: the person acted honestly and in good faith with a view to the best interests of the corporation of which the person is or was a director; and; in the case of a criminal or administrative action or proceeding, the person had reasonable grounds for believing the person’s conduct was lawful.

                         The Articles of the Registrant provide that, subject to prevailing law, the Registrant shall indemnify a director or former director of the Registrant and the Registrant may indemnify a director or former director of a corporation of which the Registrant is or was a shareholder and the heirs and personal representatives of any such person against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually or reasonably incurred by him or them in a civil, criminal or administrative action or proceeding to which he is or they are made a party by reason of his being or having been a director of the Registrant or a director of such corporation, including any action brought by the Registrant or any such corporation. Each director, on being elected or appointed, shall be deemed to have contracted with the Registrant on the terms of the foregoing indemnity.

                         The Articles of the Registrant provide that, subject to prevailing law, the directors may cause the Registrant to indemnify any officer, employee, or agent of the Registrant or a corporation of which the Registrant is or was a shareholder (notwithstanding that he may also be a director) and his heirs and personal representatives against all costs, charges and expenses whatsoever incurred by him or them and resulting from his acting as an officer, employee or agent of the Registrant or such corporation. In addition, the Registrant shall indemnify the secretary and any assistant secretary of the Registrant if he is not a full-time employee of the Registrant and notwithstanding that he may also be a director and his respective heirs and legal representatives against all costs, charges and expenses whatsoever incurred by him or them and arising out of the functions assigned to the secretary by the BC Act or the Memorandum of Association of the Registrant and the secretary and assistant secretary shall, upon being appointed, be deemed to have contracted with the Registrant on the terms of the foregoing indemnity.

                         Insofar as indemnification for liabilities arising under the Securities Act may be permitted for the Registrant’s directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.           Exemption from Registration Claimed

                         Not applicable.

Item 8.            Exhibits

4.1	2007-1 Equity Incentive Plan
5.1	Opinion and Consent from Richardson & Patel LLP
23.1	Consent of Berkovits & Company, LLP
23.2	Consent of Richardson & Patel LLP (included in Exhibit 5.1)

Item 9.           Undertakings

                        The undersigned Registrant hereby undertakes:

                         (1)      To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to include any additional or changed material information on the plan of distribution;

                         (2)      For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering;

                         (3)      To remove from registration any of the securities that remain unsold at the end of the offering by means of a post-effective amendment; and

                         (4)      For determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, to be a seller to the purchaser and to be considered to offer or sell such securities to such purchaser: a) any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424); b) any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant; c) the portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on its behalf; and d) any other communication that is an offer in the offering made by the Registrant to the purchaser.

                          (5)      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                          (6)      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

                         Pursuant to the requirements of the Securities Act, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

SILVERADO GOLD MINES LTD.

By:	/s/ Gary Anselmo
Garry L. Anselmo, President
(Principal Executive Officer)
(Principal Financial and Accounting
Officer)

                         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on September 7, 2007.

/s/ Gary L. Anselmo	Director
Garry L. Anselmo

Director
/s/ James F. Dixon
James F. Dixon

/s/ Stuart McCulloch
Stuart McCulloch	Director